Exhibit 3.02

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

NEW ALOHA CORPORATION

New Aloha Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

FIRST: The amendment to the Corporation’s Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 of the DGCL and has been consented to in writing by the sole stockholder of the Corporation in accordance with Section 228 of the DGCL.

SECOND: Article FIRST of the Corporation’s Certificate of Incorporation is amended to read in its entirety as follows:

“FIRST: The name of the corporation is New Albertson’s, Inc.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by Colleen R. Batcheler, its authorized officer, on this 10th day of April, 2006.

/s/ Colleen R. Batcheler
By:	Colleen R. Batcheler
Title:	Secretary